Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                       MONTHLY REPORT - November 2003
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (1,015,502.122 units) at October 31, 2003      $2,547,766,505
Additions of 36,924.634 units on November 30, 2003                 93,297,446
Redemptions of (6,628.946) units on November 30, 2003             (16,749,354)
Offering Costs                                                     (1,387,938)
Net Income (Loss) - November 2003                                  19,491,055
                                                               --------------

Net Asset Value (1,045,797.810 units) at November 30, 2003     $2,642,417,714
                                                               ==============

Net Asset Value per Unit at November 30, 2003                  $     2,526.70
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $  (11,838,372)
    Change in unrealized                                           (8,760,724)

  Gains (losses) on forward and swap contracts:
    Realized                                                       (1,764,900)
    Change in unrealized                                           55,807,159
  Interest income                                                   1,766,400
                                                               --------------

                                                                   35,209,563
                                                               --------------

Expenses:
  Brokerage fee                                                    15,517,798
  Performance fee                                                           0
  Operating expenses                                                  200,710
                                                               --------------

                                                                   15,718,508
                                                               --------------

Net Income (Loss) - November 2003                              $   19,491,055
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on November 30, 2003                    $   2,526.70

Net Asset Value per Unit on October 31, 2003                     $   2,508.87

Unit Value Monthly Gain (Loss) %                                        0.71 %

Fund 2003 calendar YTD Gain (Loss) %                                   13.00 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor,

Still positive coming down the stretch ...

Most accounts showed small positive returns in November with currencies and stock indices providing good profits which were partially offset by losses in energy and interest rates.

As global equity prices continued to strengthen, the US dollar weakened, reaching 10 and 5 year lows against the Canadian dollar and Sterling respectively, while the Euro made an all time high late in the month. Paradoxically strong US economic indicators are encouraging a positive outlook, with strong retail sales and a 20 year high in manufacturing. Global economic data is also encouraging, particularly that coming out of Asia.

On the negative side, there is growing concern over Japan and China's stubborn resistance to market pressures that want their currencies to strengthen, while in the US, the combination of a potentially strong recovery and continuing low short-term interest rates are raising inflationary concerns. Despite recent strength in US equity prices, this could ultimately discourage the buying of US equities, particularly from the Euro-zone.

Although we don't know what December will bring, we certainly hope to close 2003 on a positive note. In the meantime, if we can be of assistance, please do not hesitate to call.

Sincerely,

Bruce Cleland
President & CEO